FOR IMMEDIATE RELEASE
Citigroup Inc. (NYSE symbol: C)
Associates First Capital Corporation (NYSE symbol: AFS)
September 6, 2000

         CITIGROUP TO ACQUIRE ASSOCIATES FIRST CAPITAL CORPORATION

       Associates Shareholders to Receive .7334 Citigroup Shares for
                Each Associates Share in a Tax-Free Merger,
                 for Total Purchase Price of $31.1 Billion

         Transaction Expected to Be Accretive to Citigroup Earnings by at Least $.10 Per Share in First Year

     Builds Citigroup's Finance Businesses Internationally and in U.S.


New York, NY September 6, 2000 -- Citigroup, Inc. (NYSE: C) and Associates First Capital Corporation (NYSE: AFS; "Associates") today announced that Citigroup will acquire Associates in a merger under which Associates shareholders will receive .7334 common shares of Citigroup for each share of Associates common stock. Based on closing prices on September 5, 2000, the value of the transaction to Associates' shareholders is $42.49 per share with a total transaction value of approximately $31.1 billion.

The transaction, which has been unanimously approved by the Boards of Directors of both companies and is expected to close on or about year end, will be accounted for by the pooling-of-interests method and will be tax-free to holders of Associates common stock.

The Associates is the largest publicly traded finance company in the U.S., with managed assets of more than $100 billion and shareholder's equity of $10.3 billion and 2,750 offices in the U.S. and 13 other countries. Citigroup is a preeminent global financial services company, with assets of more than $791 billion and shareholders' equity of $51 billion, offering an unparalleled range of financial products and services to customers in more than 100 countries. Following consummation of the transaction, Associates shareholders will own approximately 10% of Citigroup's common shares.

"This transaction, which will be accretive to Citigroup earnings by at least $.10 per share in the first year of combined operation, accelerates our consumer financial services expansion globally," said Sanford I. Weill, Chairman and Chief Executive Officer of Citigroup. "In one step, we catapult our international earnings in these rapidly growing segments by more than 40%. We are particularly excited about The Associates' strong presence in Japan, where it is the fifth largest consumer finance company, and in Europe, where it has more than 700,000 customers. In addition, this transaction further increases our base of recurring and predictable earnings, strengthens our position in the credit card business, consumer and commercial finance business domestically and will expand our commercial leasing business.

"Citigroup has a long history of effectively integrating businesses, retaining the best from every company while assuring our standards become the norm," said Weill. "Because of our focus on providing quality products and services that serve customer needs and build long-term relationships between our company and consumers, our consumer finance operations are very well regarded. We are excited about the prospects for the combined operation."

"This transaction marks a defining moment in our company's history," said Keith W. Hughes, Chairman and Chief Executive Officer of Associates. "With an extraordinary global infrastructure, formidable capital resources, unquestioned stability and the broadest spectrum of high-quality, cost effective, efficiently distributed products and services, Citigroup is building upon its leadership position in the global economy. We are excited to be joining forces in this effort, contributing the energy and drive that has led Associates to twenty-five consecutive years of record earnings. The Citigroup stock our shareholders will receive in the transaction represents ownership in the world's premier, broad-based financial services company. Their track record of creating value is truly exceptional. For all of these reasons, this is a compelling combination. For Associates, joining Citigroup will provide exciting opportunities for customers and employees."

Following the close of the transaction, Associates' North American consumer finance operations will be combined with CitiFinancial, Citigroup's consumer finance business, and Associates' commercial unit will be combined with Citigroup's Global Equipment Finance operations. Associates' credit card operation will be combined with Citibank's card operations. Keith W. Hughes, Chairman and Chief Executive Officer of Associates, will join Citigroup's Board of Directors and become a Citigroup Vice Chairman, and Roy A. Guthrie, Senior Executive Vice President and Chief Financial Officer of Associates, will have responsibilities that include the Associates' current operations in commercial and international finance.

The transaction is subject to approval by Associates' shareholders. It is also subject to approvals by certain domestic and foreign antitrust, banking and insurance regulators. Following the close of the transaction, all outstanding indebtedness of Associates (rated A2/A+/A+ by Moody's/S&P/Fitch) and its subsidiaries will be guaranteed by Citicorp (rated Aa3/AA-/AA by Moody's/S&P/Fitch). Associates and its subsidiaries will no longer be separately rated and maturing indebtedness after the closing will be refinanced at the Citicorp level.



                                   # # #


Citigroup (NYSE: C), the most global financial services company, provides some 100 million consumers, corporations, governments and institutions in over 100 countries with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage and asset management. The 1998 merger of Citicorp and Travelers Group brought together such brand names as Citibank, Travelers, Salomon Smith Barney, CitiFinancial and Primerica under Citigroup's trademark red umbrella. Additional information may be found at www.citigroup.com

Associates, established in 1918, is a leading diversified finance company providing consumer and commercial finance, leasing, insurance and related services worldwide. Associates, headquartered in Dallas, has operations in the United States and 13 international markets. For more information, visit Associates Web sites at www.theAssociates.com

Live Webcast Alert:

A webcast of a 10:30 a.m. investment community meeting to review the transaction will be available on the Citigroup website. To gain access to the webcast, which will be "listen-only," go to www.citigroup.com. Please log on to the website at approximately 10:15 a.m. A replay of the webcast will also be available at www.citigroup.com, as will a copy of the investment community presentation.

Media:                       Leah Johnson 212-559-9446
Analysts:                    Sheri Ptashek 212-559-4658
Fixed Income Analysts:       Firoz Tarapore 212-793-8090